Exhibit 99.2
Rural Cellular Corporation
Announces Offering of
Senior Subordinated Floating Rate Notes

For Immediate Release

October 31, 2005 — ALEXANDRIA, Minn. — Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announces today that it will be offering $175 million of Senior Subordinated Floating Rate Notes due 2012. The Company intends to use the proceeds of this offering to redeem all of its outstanding 9 5/8% Senior Subordinated Notes due 2008 and for general corporate purposes, including without limitation replenishing cash used to pay preferred stock dividends and repurchasing preferred securities. The Company said that completion of the notes offering is subject to market conditions.
Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 15 states.
The securities have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities.
Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause the Company not to issue the above-mentioned securities, including the impact of changing economic or business conditions, unfavorable interest rates and other risk factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

Contact:	Suzanne Allen, 320/808-2156 World Wide Web address: http://www.rccwireless.com
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